EMPLOYMENT AGREEMENT

This Agreement (the “Agreement”), dated as of March 11, 2009 (the “Effective Date”) by and between DOR BioPharma, Inc., a Delaware corporation having a place of business at 850 Bear Tavern Road, Suite 201, Ewing, NJ 08628 (the “Corporation”), and Brian L. Hamilton, MD, PhD, an individual (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Corporation desires to employ Employee as Senior Vice President and Chief Medical Officer, and the Employee desires to be employed by the Corporation as Senior Vice President and Chief Medical Officer, all pursuant to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is agreed as follows:

1.	EMPL0YMENT DUTIES

The Corporation engages and employs Employee, and Employee hereby accepts engagement and employment, as Senior Vice President and Chief Medical Officer reporting to the Chief Executive Officer of the Corporation, and shall perform high quality, full-time service to the Corporation to direct, supervise and have responsibility for the clinical development efforts of the Corporation, including, but not limited to: (i) directing and supervising the clinical research and regulatory strategies of the Corporation; (ii) managing the development personnel of the Corporation; and (iii) medical monitoring of the Corporation’s ongoing and planned clinical trials and such other activities as may be reasonably requested by the Chief Executive Officer or the Board of Directors of the Corporation.  Employee acknowledges and understands that his employment may entail significant travel on behalf of the Corporation. Employee’s relocation to the Princeton area is anticipated within one (1) year of date hereof (but in any event not to exceed 24 months from date hereof) provided that sufficient funding for corporation is in place providing for at least twelve (12) months of operation.  Corporation will provide Employee with a mutually agreeable relocation package consistent with biotech standards for a comparable company.

2.	EMPLOYMENT TERM

Employee’s employment hereunder shall be for a period of two (2) years, unless extended by mutual agreement of the parties (the “Term”).

3.	COMPENSATION

As compensation for the performance of Employee’s duties on behalf of the Corporation, Employee shall be compensated as follows:

(a)
(i)         The Corporation shall pay Employee an annual base salary (“Base Salary”) of two hundred and seventy thousand dollars ($270,000) per annum, payable in accordance with the usual payroll period of the Corporation.

(ii)        The Corporation shall pay employee a minimum annual bonus of seventy thousand dollars ($70,000), payable at the end of each calendar year in prorated amount if necessary.  Such bonus may be increased at the recommendation of the CEO and by the approval of the Board of Directors.

(b)   Contingent upon Employee’s acceptance of this Agreement, the Corporation will grant to Employee Options (“Options”) to purchase one million (1,000,000) shares of DOR Common Stock.  Two hundred and fifty thousand (250,000) options will vest immediately and the remainder will vest on each three (3) month anniversary of the grant date of this form at a rate of sixty-two thousand, five hundred (62,500) options per quarter while Employee continues to be employed by Corporation.  The exercise price of such Options shall be equal to the market price of DOR common stock as of the market close on the Effective Date of this Agreement.  The Options will be granted pursuant to the Corporation’s Employee Stock Option Plan and the Corporation’s standard Stock Option Agreement.  All vested options shall be exercisable for a period of one year following termination, subject to extension in the discretion of the Stock Option Plan administrator.  Upon a change in control due to merger or acquisition, all Employee options shall become fully vested, and be exercisable for a period of 3 years after the merger or acquisition (unless they would have expired sooner pursuant to their natural term).  In the event of death of Employee during Term, all unvested options shall immediately vest and remain exercisable for the rest of their natural term and become property of Employee’s immediate family.

(c)          The Corporation shall withhold all applicable federal, state and local taxes; social security; workers’ compensation contributions; and such other amounts as may be required by law or agreed upon by the parties with respect to the compensation payable to the Employee pursuant to section 3(a) hereof.

(d)          The Corporation shall reimburse Employee for all normal, usual and necessary expenses incurred by Employee in furtherance of the business and affairs of the Corporation, including reasonable travel and entertainment, against receipt by the Corporation of appropriate vouchers or other proof of Employee’s expenditures and otherwise in accordance with the policy of the Corporation.

(e)           During the Term, Employee shall be entitled to a maximum of four (4) weeks paid vacation per annum.  Unused vacation may be carried over to successive years upon approval of the Chief Executive Officer.

(f)           The Corporation shall make available to Employee and his dependents such medical, disability, life insurance and such other benefits as the Corporation makes available to its other senior officers and directors.  Employee may elect to have the Corporation reimburse Employee for payments made to his own family medical plan.

4.	REPRESENTATIONS AND WARRANTIES BY EMPLOYEE AND CORPORATION

(a)         Employee hereby represents and warrants to the Corporation as follows:

(i)         Neither the execution and delivery of this Agreement nor the performance by Employee of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which Employee is a party or by which he is bound.

(ii)         Employee has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Employee enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for Employee to execute and deliver this Agreement or perform his duties and other obligations hereunder.

(b)         The Corporation hereby represents and warrants to Employee as follows:

(i)         The Corporation is duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own its properties and conduct its business in the manner presently contemplated.

(ii)         The Corporation has full power and authority to enter into this Agreement and to incur and perform its obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Corporation enforceable against it in accordance with its terms. Except as expressly set forth herein, no approvals or consents of any persons or entities are required for Corporation to execute and deliver this Agreement or perform its duties and other obligations hereunder.

(iii)        The execution, delivery and performance by the Corporation of this Agreement does not conflict with or result in a breach or violation of or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) the certificate of incorporation or by-laws of the Corporation, or any agreement or instrument to which the Corporation is a party or by which the Corporation or any of its properties may be bound or affected.

5.          NON-COMPETITION

(a)        Employee understands and recognizes that his services to the Corporation are special and unique and agrees that, during the term of this Agreement and for a period of two (2) years following the termination of the Employee’s employment with the Corporation (or one (1) year in the event that the Employee is terminated within 1 year of the Effective Date), employee shall not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity (‘Person”), enter into or engage in any business competitive with the Corporation’s business or research activities, either as an individual for his own account, or as a partner, joint venturer, executive, agent, consultant, salesperson, officer, director of a Person operating or intending to operate in the area of the use of any of the compounds owned or licensed by the Corporation during the time of his employ.

(b)        During the Term and for two (2) years (or one (1) year in the event that the Employee is terminated within 1 year of the Effective Date) following the termination of the Employee’s employment with the Corporation, Employee shall not, directly or indirectly, without the prior written consent of the Corporation:

        (i)      interfere with, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise , between the Corporation and any of its licensors, licensees, clients, customers, suppliers, employees, consultants or other related parties, or solicit or induce for hire any of the employees or agents of the Corporation, or any such individual who in the past was employed or retained by the Corporation within six (6) months of the termination of said individual’s employment or retention by the Corporation; or

            (ii)            solicit or accept employment or be retained by any party who, at any time during the term of this Agreement, was a customer or supplier of the Corporation or any of its affiliates, other than Biopharm Solutions, Inc. or any licensor or licensee thereof where his position will be related to the business of the Corporation.

               (c)         In the event that Employee breaches any provisions of this Section 5 or there is a threatened breach,                  then, in addition to any other rights which the Corporation may have, the Corporation shall be entitled without the posting of a bond or other security to injunctive relief to enforce the restrictions contained herein.

   (d)  Employee represents that his spouse’s consulting company, Biopharm Solutions, Inc., will not compete with any of DOR’s existing or future programs and will also abide by Section 5 of this Agreement during the term of this Agreement.

6.	CONFIDENTIAL INFORMATION

(a)         Employee agrees that during the course of his employment or at any time after termination, he will not disclose or make accessible to any other person, the Corporation’s or any of its subsidiaries’ or affiliates’, (collectively the “Affiliates”) products, services and technology, both current and under development, promotion and marketing programs, business plans, lists, customer lists, product or licensing opportunities, investor lists, trade secrets and other confidential and proprietary business information of the Corporation or the Affiliates. Employee agrees: (i) not to use any such information for himself or others; and (ii) not to take any such material or reproductions thereof in any form or media from the Corporation’s facilities at any time during his employment by the Corporation, except as required in Employee’s duties to the Corporation. Employee agrees immediately to return all such material and reproductions thereof in his possession to the Corporation upon request and in any event upon termination of employment.

(b)         Except with prior written authorization by the Corporation, Employee agrees not to disclose or publish any of the confidential, technical or business information or material of the Corporation, to any suppliers, licensors, licensees, customers, partners or other third parties to whom the Corporation owes an obligation of confidence, at any time during or after his employment with the Corporation.

(c)         Employee hereby assigns to the Corporation all right, title and interest he may have or acquire in all inventions (including patent rights) developed by Employee during the term of this Agreement (hereinafter the “Inventions”) and agrees that all Inventions shall be the sole property of the Corporation and its assigns, and the Corporation and its assigns shall be the sole owner of all patents, copyrights and other rights in connection therewith. Employee further agrees to assist the Corporation in every proper way (but at the Corporation’s expense) to obtain and from time to time enforce patents, copyrights or other rights on said Inventions in any and all countries. Employee hereby irrevocably designates counsel to the Corporation as Employee’s agent and attorney-in-fact to do all lawful acts necessary to apply for and obtain patents and copyrights and to enforce the Corporation’s rights under this Section. This Section shall survive the termination of this Agreement for any reason.

(d)         The Employee recognizes that in the course of his duties hereunder, he may receive from Affiliates or others information which may be considered “material, nonpublic information” concerning a public company that is subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended. The Employee agrees not to:

(i)          Buy or sell any security, option, bond or warrant while in possession of relevant material, nonpublic information received from Affiliates or others in connection herewith;

(ii)       Provide Affiliates with information with respect to any public company that may be considered material, nonpublic information; or

(iii)       Provide any person with material, nonpublic information, received from Affiliates, including any relative, associate, or other individual who intends to, or may otherwise directly or indirectly benefit from, such information.

7.	TERMINATION

   (a)        The Employee’s employment hereunder shall begin on the Effective Date and shall continue for the period set forth in Section 2 hereof unless renewed by mutual agreement or sooner terminated upon the first to occur of the following events:

(i)         The death of the Employee;

(ii)         One year following the merger or consolidation in which either more than fifty percent of the voting power of the Corporation is transferred or the Corporation is not the surviving entity, or sale or other disposition of all or substantially all the assets of the Corporation;

(iii)    Termination by the Board of Directors of the Corporation for Just Cause.   Any of the following actions by the Employee shall constitute “Just Cause”:

(A)          Material breach by the Employee of Section 1, Section 5 or Section 6 of this Agreement;

(B)          Material breach by the Employee of any provision of this Agreement other than Section 5 or Section 6 which is not cured by the Employee within thirty (30) days of notice thereof from the Corporation;

(C)          Any action by the Employee to intentionally harm the Corporation or any action of gross negligence by the Employee; or

(D)          The conviction of the Employee of a felony.

(iv)    Termination by the Employee for Just Cause.   Any of the following actions or omissions by the Corporation shall constitute just cause, subject to the notice and cure requirements below, provided that the Employee terminates employment with the Corporation within one year following the initial existence of one or more of the following conditions, without the consent of the Executive:

(A)	Material diminution of base salary;

(B)	Material diminution of the Employee’s authority, duties or responsibilities; or

(C)	Material breach by the Corporation of any provision of this Agreement which is not cured by the Corporation within thirty (30) days of notice thereof from the Employee.

       The Employee must provide notice to the Corporation of the existence of the “just cause” condition not later than 90 days of its initial existence and the Corporation shall have 30 days from the date of the Employee notice to cure the condition giving rise to such notice.

(b)        Upon termination by the Corporation pursuant to either subparagraph (i) or (iii) of paragraph (a) above or by Employee other than pursuant to subparagraph (iv) of paragraph (a) above, the Employee (or his estate in the event of termination pursuant to subparagraph (i)) shall be entitled to receive the Base Salary plus Bonus accrued but unpaid as of the date of termination including any vacation time accrued but not taken.

(c)          Upon termination by the Corporation without Just Cause or pursuant to subparagraphs (i), (ii) or (iv) of paragraph (a) above, then the term of the Agreement as set forth in Section 2 hereof shall be deemed to have been terminated as of such date and (i) the Corporation shall pay to the Employee (or his estate in the event of termination pursuant to subparagraph (i)), six months salary (subject to set-off if termination occurs during first full year of employment) and any accrued Bonuses and any vacation accrued but not taken, payable upon the normal payroll periods of the Corporation with such payments to begin on the first payroll period following the Employee’s termination of employment (“Severance Period”).  Notwithstanding anything herein to the contrary, each payment made during the Severance Period shall be deemed to be a separate payment within the meaning of Section 409A of the Code and the regulations thereunder.  Health benefits and life insurance will also be maintained for Employee (or his dependents in the event of termination pursuant to subparagraph (i)) by Company during severance period.  No unvested options shall vest beyond the termination date, except where previously noted in Section 3 (b) or at the discretion of the Stock Option Plan Administrator.

(d)           Notwithstanding anything to the contrary in this Agreement, if the Employee is determined by the Corporation to be a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) at the time of the Employee’s separation from service with the Corporation and if any payment or benefit to which the Employee become entitled to under this Agreement would be considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, no such payment or benefit payable or provided to the Employee prior to the earlier of (i) the expiration of the six (6) month period following the date of the Employee’s “separation from service” (as such term is defined by Code Section 409A and the regulations promulgated thereunder), or (ii) the date of the Employee’s death, but only to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2).   The payments and benefits to which the Employee would otherwise be entitled during the first six (6) months following separation from service shall be accumulated and paid or provided, as applicable, in a lump sum, on the date that is six (6) months and one day following the Employee’s separation from service (or if such date does not fall on a business day of the Corporation, the next following business day) and any remaining payments or benefits will be paid in accordance with the normal payment dates specified for them herein.

8.          NOTICES

Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been given: when delivered personally against receipt therefor; one (1) day after being sent by Federal Express or similar overnight delivery; or three (3) days after being mailed registered or certified mail, postage prepaid, return receipt requested, to either party at the address set forth above, or to such other address as such party shall give by notice hereunder to the other party.

9.          SEVERABILITY OF PROVISIONS

If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, such provision shall be interpreted so as to remain enforceable to the maximum extent permissible consistent with applicable law and the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

10.           ENTIRE AGREEMENT MODIFICATION

This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

11.          BINDING EFFECT

The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Corporation, its successors and assigns, and upon Employee and his legal representatives. This Agreement constitutes a personal service agreement, and the performance of Employee’s obligations hereunder may not be transferred or assigned by Employee.

12.          NON-WAIVER

The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

13.          GOVERNING LAW

This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New Jersey without regard to principles of conflict of laws.

14.          HEADINGS

The headings of paragraphs are inserted for convenience and shall not affect any interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

DOR BIOPHARMA, INC.

By: /s/Christopher J. Schaber
Christopher J. Schaber, PhD
President and Chief Executive Officer

EMPLOYEE:

By: /s/Brian L. Hamilton
Brian L. Hamilton, MD, PhD